Exhibit 99.(h)(1)

FORM OF

[FUND NAME]

[DISTRIBUTION AGREEMENT [NOTE: FOR 1933 ACT-REGISTERED FUNDS]

[PLACEMENT AGENCY AGREEMENT [NOTE: FOR PRIVATELY OFFERED FUNDS THAT ARE REGISTERED AS INVESTMENT COMPANIES UNDER THE 1940 ACT]

[Distribution Agreement] [Placement Agency Agreement] (the “Agreement”) made as of April 1, 2022 by and between [FUND] (the “Fund”), a Delaware limited liability company, and DELAWARE DISTRIBUTORS, L.P. (the “Distributor”), a Delaware limited partnership.

WITNESSETH

WHEREAS, the Fund is an investment company regulated by Federal and State regulatory bodies, and

WHEREAS, the Distributor is engaged in the business of promoting the distribution of the securities of investment companies and, in connection therewith and acting solely as agent for such investment companies and not as principal, advertising, promoting, offering and selling their securities to the public, and

WHEREAS, the Fund desires to enter into an agreement with the Distributor as of the date hereof, pursuant to which the Distributor shall serve as the [national distributor] [placement agent] of the interests in the Fund (“Units”) on the terms and conditions set forth below.

NOW, THEREFORE, the parties hereto, intending to be legally bound hereby, agree as follows:

1.	The Fund hereby engages the Distributor to promote the distribution of the Units and, in connection therewith and as agent for the Fund and not as principal, to advertise, promote, offer and sell shares of the Units.

2.	(a)	The Distributor agrees to serve as [distributor] [placement agent] of the Units and, as agent for the Fund and not as principal, [to advertise, promote and use its best efforts to sell the Units wherever their sale is legal, either through dealers or otherwise, in such places and in such manner, as may be mutually determined by the Fund and the Distributor from time to time] [to use its best efforts to find qualified applicants for purchase of Units] and that comply with: (1) the provisions of this Agreement; (2) all applicable laws, rules and regulations, including, without limitation, the Investment Company Act of 1940, as amended [the Securities Act of 1933, as amended], all rules and regulations promulgated by the Securities and Exchange Commission (“SEC”) thereunder; (3) the Fund’s Limited Liability Company Agreement; (4) instructions received from the Directors of the Fund; and (5) the Fund’s [Prospectus and

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I-1

Statement of Additional Information] [Confidential Memorandum and subscription documents], (collectively, the “Offering Documents”).

(b)	Except as may otherwise be agreed to by the Fund and noted in this section 2(b), the Distributor will bear all costs and expenses incurred by the Distributor in connection with the performance of its obligations under this Agreement.

The Fund will pay all costs incurred in the preparation and filing of the Fund’s Registration Statement, including typesetting, the costs incurred in printing and mailing the Offering Documents and any supplements or amendments thereto to its own investors. The Fund will also pay all costs included in preparing, typesetting, printing and mailing all Annual, Semi-Annual and other financial reports to its own investors. The Fund will pay all fees and expenses of its counsel and accountants. The Fund will pay the costs and fees incurred in registering or qualifying the Units with the various states and with the SEC.

The Distributor will pay the costs incurred in printing and mailing copies of the Offering Documents to prospective investors.

(c)	[The Distributor may receive a fee with respect to certain classes of Units, pursuant to and as described in the Fund’s Rule 12b-1 Plan. The Distributor shall prepare reports for the Fund’s Directors regarding its activities under this Agreement as from time to time shall be reasonably requested by the Directors, including reports regarding the use of 12b-1 payments received by the Distributor, if any.]

[The Distributor shall be entitled to a placement fee of up to [•]% of the amount invested by a prospective investor, or such other amount as may be approved by the Fund’s Board, and as consistent with the information in the Offering Documents. [Distributor shall not be entitled to any other fee and shall pay any sub-placement agents out of the placement fee described in this Section 2(c).]]

3.	(a)	The Fund agrees to make available for sale by the Fund through the Distributor all or such part of the authorized but unissued Units as the Distributor shall require from time to time and, except as provided in Paragraph 3(b) hereof, the Fund will not sell Units other than through the efforts of the Distributor.

(b)	The Fund reserves the right from time to time (1) to sell and issue Units other than for cash; (2) to issue Units in exchange for substantially all of the assets of any corporation or trust, or in exchange of Units of any corporation or trust; (3) to pay stock dividends to its investors, or to pay dividends in cash or Units of beneficial interest at the option of its

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investors, or to sell Units of beneficial interest to existing investors to the extent of dividends payable from time to time in cash, or to split up or combine its outstanding Units; (4) to offer Units for cash to its investors as a whole, by the use of transferable rights or otherwise, and to sell and issue Units pursuant to such offers; (5) to act as its own distributor in any jurisdiction in which the Distributor is not registered as a broker-dealer; and (6) to reject any order for Units.

[(c)	The offers and sales of Units are to be effected pursuant to exemptions from the registration requirements of the Securities Act of 1933, as amended, pursuant to Section 4(2) thereof and Regulation D thereunder.]

4.	The Distributor may, at its expense, select and contract with one or more [registered broker-dealers] [sub-placement agents] to perform some or all of the services for which it is responsible under this agreement. The Distributor will be responsible for paying the compensation, if any, to any such [broker-dealer] [sub-placement agent] for its services. The Distributor may terminate the services of any such [broker-dealer] [sub-placement agent] at any time in its sole discretion, and shall at such time assume the responsibilities of such [broker-dealer] [sub-placement agent] unless or until a replacement is selected and approved by the Board of Directors. The Distributor will continue to have responsibility for all [distribution-related] [placement-related] services furnished by any such [broker-dealer] [sub-placement agent].

5.	The Fund represents and warrants the following:

(a)	The Fund has been duly formed and is validly existing as a limited liability company in good standing under the laws of the State of Delaware with all requisite power and authority, all necessary authorizations, approvals, orders, licenses, certificates and permits of and from all governmental regulatory officials and bodies, and all necessary rights, licenses and permits from other parties to conduct its business as described in the Offering Documents.

(b)	The Fund is, or will be at the time it sells any Units, a properly registered investment company, and any and all Units to be or which may be issued by the Fund have been duly authorized for issuance and sale, and when issued and delivered by the Fund, Units will conform to all statements relating thereto contained in the Offering Documents.

(c)	The provisions of this Agreement do not violate the terms of any instrument by which the Fund is bound, nor do they violate any law or regulation of any body having jurisdiction over the Fund or its property.

(d)	The issue and sale of Units, and the execution delivery and performance of the Fund’s obligations under the Offering Documents, will not result in the violation of applicable law.

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(e)	All Offering Documents will be, as of the closing date of each sale of Units in respect of which it is used, true, complete and correct in all material respects and will not contain any untrue statement of material fact, or omit to state a material fact required to be stated in order to make the statements contained therein not misleading.

(f)	The Agreement has been duly authorized, executed and delivered by the Fund, and assuming Distributor’s execution hereof, will constitute a valid and binding agreement of the Fund.

6.	(a)	The Fund will supply to the Distributor a conformed copy of the Offering Documents and all amendments thereto.

(b)	The Fund, without expense to the Distributor:

(1)	will provide the Distributor such financial statements, periodic reports to investors, and other information as may be reasonably requested from time to time by the Distributor in connection with the discharge of its duties under this Agreement.

(2)	will, if an event occurs or a situation arises which, in the opinion of counsel to the Fund materially affects the Fund and which should be set forth in an amendment or supplement to the Offering Documents in order to make the statements contained in the Offering Documents not misleading, notify the Distributor as promptly as practicable and furnish the Distributor with copies of an amendment or supplement to the Offering Documents.

7.	The Distributor represents and warrants the following:

(a)	It is a limited partnership duly organized and existing and in good standing under the laws of the State of Delaware.

(b)	The Agreement has been duly authorized, executed and delivered by the Distributor, and assuming the Fund’s execution hereof, will constitute a valid and binding agreement of the Distributor.

(c)	The performance by Distributor of its obligations under this Agreement does not and will not contravene any provision of its organizational documents.

(d)	Distributor has and will maintain all licenses and registrations necessary under applicable law and regulations to provide the services required to be provided by Distributor hereunder.

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(d)	Distributor has not and will not solicit any offer to buy or offer to sell Units in any manner that would be inconsistent with applicable laws and regulations, including the Securities Act of 1933, the Securities Exchange Act of 1934, the Investment Company Act of 1940, the rules thereunder, the regulations of FINRA, or with the procedures for solicitations contemplated by the Offering Documents.

8.	The Distributor agrees to submit to the Fund, prior to its use, the form of all sales literature, institutional sales material, and independently prepared reprints (each as defined below) proposed to be generally disseminated by or for the Distributor, all advertisements proposed to be used by the Distributor, all sales literature, advertisements, institutional sales material and independently prepared reprints (each as defined in Rule 2210 of the Conduct Rules of FINRA, Inc. (“FINRA”) or any successor rule) prepared by or for the Distributor for such dissemination or for use by others in connection with the sale of the Units, and the form of dealers’ sales contract the Distributor intends to use in connection with sales of the Units. The Distributor also agrees that the Distributor will submit such sales literature and advertisements to the FINRA, SEC or other regulatory agency as from time to time may be appropriate, considering practices then current in the industry. The Distributor agrees not to use such form of dealers’ sales contract or to use or to permit others to use such sales literature, advertisements, institutional sales material, or independently prepared reprints, without the written consent of the Fund if any regulatory agency expresses objection thereto or if the Fund delivers to the Distributor a written objection thereto. Neither the Distributor nor any dealer or other person is authorized by the Fund to provide any information or make any representation about the Fund or its Units other than those contained in the Fund’s Offering Documents, advertising, sales literature or institutional sales material.

9.	[The purchase price of each Unit sold hereunder shall be the offering price per share mutually agreed upon by the parties hereto and, as described in the Fund’s Offering Documents, as amended from time to time, determined in accordance with any applicable provision of law, the provisions of its Limited Liability Company Agreement and Declaration of Fund and the Conduct Rules of FINRA.]

[The initial offering period for Units shall commence as soon as practicable after the date as of which this Agreement is effective and be closed on such date as may be agreed to by the Fund. Applications for Units and payments by applicants for Units shall be made pursuant to the terms and conditions set forth in the Offering Documents, and such applications shall be subject to acceptance as described in the Offering Documents. If the offering is not completed in accordance with the conditions set forth in the Offering Documents, the Fund may terminate the offering. The Fund may make additional offerings after the initial offering period as may be consistent with the Offering Documents and subject to approval by the Fund’s Board of Directors.]

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10.	The responsibility of the Distributor hereunder shall be limited to the promotion of sales of Units. The Distributor shall undertake to promote such sales solely as agent of the Fund, and shall not purchase or sell such Units as principal. The Distributor is not empowered to approve orders for sales of Units or accept payment for such orders.

11.	The books and records maintained by the Distributor shall be the property of the Fund. The Distributor shall prepare, maintain and preserve such books and records as required by the 1940 Act and other applicable laws, rules and regulations. The Distributor shall surrender such books and records to the Fund, in the form in which such books and records have been maintained or preserved, promptly upon receipt of instructions from the Fund. The Fund shall have access to such books and records at all time during the Distributor’s normal business hours. Upon the reasonable request of the Fund, copies of any such books and records shall be provided by the Distributor to the Fund at the Fund’s expense. The Distributor shall assist the Fund, the Fund’s independent auditors, or, upon approval of the Fund, any regulatory body, in any requested review of the Fund’s books and records, and reports by the Distributor or its independent accountants concerning its accounting system and internal auditing controls will be open to such entities for audit or inspection upon reasonable request.

12.	The Distributor shall maintain at all times a program reasonably designed to prevent violations of the federal securities laws (as defined in Rule 38a-1 under the 1940 Act) with respect to the services provided, and shall provide to the Fund a certification to such effect no less than annually or as otherwise reasonably requested by the Fund. The Distributor shall make available its compliance personnel and shall provide at its own expense summaries and other relevant materials relating to such program as reasonably requested by the Fund.

13.	The Distributor agrees to maintain an anti-money laundering program in compliance with Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “USA Patriot Act”) and all applicable laws and regulations promulgated thereunder. At the request of the Fund, the Distributor will supply the Fund with copies of the Distributor’s anti-money laundering policy and procedures, and such other relevant certifications and representations regarding such policy and procedures as the Fund may reasonably request from time to time.

14.	The Distributor may engage in other business, provided such other business does not interfere with the performance by the Distributor of its obligations under this Agreement.

15.	The Fund agrees to indemnify, defend and hold harmless from the assets of the Fund, the Distributor, its directors, its officers, and each person, if any, who controls the Distributor within the meaning of Section 15 of the Securities Act of 1933, from and against any and all losses, damages, or liabilities to which, jointly or severally, the Distributor or such controlling person may become subject,

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insofar as the losses, damages or liabilities arise out of the performance of the Distributor’s duties hereunder, except that the Fund shall not be liable for indemnification of the Distributor or any controlling person thereof for any liability resulting from the willful misfeasance, bad faith, or gross negligence of the Distributor or any controlling person thereof in the performance of the Distributor’s duties under this Agreement.

The Distributor agrees to indemnify, defend and hold harmless from the assets of the Distributor, the Fund, its directors, its officers, and each person, if any, who controls the Fund within the meaning of Section 15 of the Securities Act of 1933, from and against any and all such losses, damages, or liabilities to which, jointly or severally, the Fund or such controlling person may become subject, insofar as the losses, damages or liabilities arise out of the performance of the Distributor’s duties under this Agreement, but only to the extent such losses, damages, or liabilities are the result of any material action or omission resulting from the willful misfeasance, bad faith or gross negligence of the Distributor.

16.	Copies of financial reports, Offering Documents, as well as demands, notices, requests, consents, waivers, and other communications in writing which it may be necessary or desirable for either party to deliver or furnish to the other will be duly delivered or furnished, if delivered to such party at its address shown below during regular business hours, or if sent to that party by registered mail or overnight mail, postage prepaid, in all cases within the time or times herein prescribed, addressed to the recipient at 100 Independence, 610 Market Street, Philadelphia, Pennsylvania 19106, or at such other address as the Fund or the Distributor may designate in writing and furnish to the other.

17.	This Agreement shall not be assigned, as that term is defined in the Investment Company Act of 1940, by the Distributor and shall terminate automatically in the event of its attempted assignment by the Distributor. This Agreement shall not be assigned by the Fund without the written consent of the Distributor signed by its duly authorized officers and delivered to the Fund. Except as specifically provided in the indemnification provision contained in Paragraph 15 herein, this Agreement and all conditions and provisions hereof are for the sole and exclusive benefit of the parties hereto and their legal successors and no express or implied provision of this Agreement is intended or shall be construed to give any person other than the parties hereto and their legal successors any legal or equitable right, remedy or claim under or in respect of this Agreement or any provisions herein contained.

18.	(a)	This Agreement shall be executed and become effective as of the date first written above. It shall remain in force for a period of two years from the date hereof and from year to year thereafter, but only so long as such continuance is specifically approved at least annually by the Board of Directors.

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(b)	The Distributor may also terminate this Agreement at any time by giving the Fund written notice of its intention to terminate the Agreement at the expiration of three months from the date of delivery of such written notice of intention to the Fund.

(c)	The Fund may terminate this Agreement at any time on at least thirty days’ prior written notice to the Distributor (1) if proceedings are commenced by the Distributor or any of its partners for the Distributor’s liquidation or dissolution or the winding up of the Distributor’s affairs; (2) if a receiver or trustee of the Distributor or any of its property is appointed and such appointment is not vacated within thirty days thereafter; (3) if, due to any action by or before any court or any federal or state commission, regulatory body, or administrative agency or other governmental body, the Distributor shall be prevented from selling securities in the United States or because of any action or conduct on the Distributor’s part, sales of the Units are not qualified for sale. The Fund may also terminate this Agreement at any time upon prior written notice to the Distributor of its intention to so terminate at the expiration of three months from the date of the delivery of such written notice to the Distributor.

(d)	This Agreement may be amended only if such amendment is approved (1) either by action of the Directors of the Fund or at a meeting of the investors of the Fund by the affirmative vote of a majority of the outstanding Units of the Fund; and (2) by a majority of the Directors of the Fund who are not interested persons of the Fund and who have no direct or indirect financial interest in the operation of this Agreement by vote cast in person at a meeting called for the purpose of voting on such approval.

19.	The validity, interpretation and construction of this Agreement, and of each part hereof, will be governed by the laws of the Commonwealth of Pennsylvania.

20.	In the event any provision of this Agreement is determined to be void or unenforceable, such determination shall not affect the remainder of the Agreement, which shall continue to be in force.

21.	This Agreement is executed by the Fund and the obligations hereunder are not binding upon any of the Directors, officers or investors of the Fund individually.

DELAWARE DISTRIBUTORS, L.P.

DELAWARE DISTRIBUTORS, INC.,
General Partner

By:
Name:
Title:

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[FUND]

By:
Name:
Title:

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